Exhibit 99.1

MEDIA CONTACT:

Franziska Weber

Hyatt

franziska.weber@hyatt.com

HYATT ANNOUNCES APPLE LEISURE GROUP LEADERSHIP CHANGE

CHICAGO (September 16, 2022) – Hyatt Hotels Corporation (NYSE: H) announced today that Apple Leisure Group President & CEO Alejandro Reynal has decided to pursue opportunities outside of Apple Leisure Group, following a tenure of three years with the company, which was acquired by Hyatt in November 2021. His last day with Hyatt will be September 30, 2022.

“I am filled with deep gratitude and respect for Alejandro’s leadership throughout the acquisition and our strong first year as one company,” said Mark Hoplamazian, President and Chief Executive Officer, Hyatt. “With expertise and passion, Alejandro has led the ALG team to a position of strength and ensured ALG’s business became a thriving part of Hyatt,” continued Hoplamazian. “We have learned a lot from each other, and I personally thank Alejandro for his partnership and friendship, which will endure. Moving ahead, I look forward to collaborating even more closely with each member of the ALG executive committee as we continue our growth journey together.”

Alejandro Reynal comments: “I am immensely proud of what we have built with the ALG leadership team and our colleagues around the world. We have moved through the toughest time in our industry and come out of it stronger than ever. Working with Mark has been an honor – I am thankful to him and his leadership team for how ALG was welcomed into the Hyatt family and impressed by how our team has embraced the opportunities this next chapter brings. I firmly believe in the power of this combination and am very confident in a bright future ahead for both ALG and Hyatt.”

Following Mr. Reynal’s departure, Mr. Hoplamazian will assume leadership of Apple Leisure Group effective October 1, 2022. To support him, Ray Snisky, Group President ALG Vacations, will take on additional responsibilities related to the business coordination and other operational matters, effective October 1, 2022.

The term “Hyatt” is used in this release for convenience to refer to Hyatt Hotels Corporation and/or one or more of its affiliates.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of June 30, 2022, the Company’s portfolio included more than 1,150 hotels and all-inclusive properties in 72 countries across six continents. The Company’s offering includes brands in the Timeless Collection, including Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Hyatt Residence Club®, Hyatt Place®, Hyatt House®, and UrCove; the Boundless Collection, including Miraval®, Alila®, Andaz®, Thompson Hotels®, Hyatt Centric®, and Caption by Hyatt; the Independent Collection, including The Unbound Collection by Hyatt®, Destination by Hyatt™, and JdV by Hyatt™; and the Inclusive Collection, including Hyatt Ziva®, Hyatt Zilara®, Zoëtry® Wellness & Spa Resorts, Secrets® Resorts & Spas, Breathless Resorts & Spas®, Dreams® Resorts & Spas, Vivid Hotels & Resorts®, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Unlimited Vacation Club®, Amstar DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.